Exhibit 99.1

NEWS BULLETIN	RE:	Crdentia Corp. 5001 LBJ Freeway, Suite 850 Dallas, TX 75244 OTCBB: CRDT
FROM:

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James J. TerBeest	Lasse Glassen
Chief Financial Officer	310-854-8313
972-850-0780	lglassen@frbir.com

FOR IMMEDIATE RELEASE
March 6, 2007

CRDENTIA ANNOUNCES RETIREMENT OF JAMES D. DURHAM, FOUNDER,
CORPORATE GOVERNANCE CHANGES AND ADDITIONAL FUNDING

DALLAS — March 6, 2007 — Crdentia Corp. (OTCBB: CRDT), a leading U.S. provider of healthcare staffing services, today announced the retirement of its Founder, Chairman and CEO, James D. Durham, changes in corporate governance and the completion of an additional round of financing.  Accordingly, the board has elected C. Fred Toney as Chairman of the Board.  The Company has also immediately begun a search for a new CEO and additions to its board of directors.  Randall Turnbull, Senior Vice President and Chief Nursing Officer, will continue to run Crdentia’s day-to-day operations with all thirteen staffing hubs reporting to him.  James J. TerBeest, Chief Financial Officer, will continue to oversee all financial and corporate development operations.

Recent major corporate announcements, including Joint Commission company-wide certification, restructuring and pay-down of debt, launch of its CareerBuilder.com partnership, and major contract wins that are now beginning to generate significant new staffing orders from some of the leading U.S. integrated health networks, position Crdentia for strong organic growth in 2007.  This will remain the focus of the day-to-day operating team led by Mr. Turnbull.  Mr. Turnbull stated, “We believe that we are now in the position to expand the recent organic growth we have been experiencing and our new contracts represent a substantial opportunity.”

The Company also announced that it had accepted the resignation of James D. Durham as Chairman and CEO.  Mr. Durham will continue as a consultant to the Company for an eight-month period.

The board of directors has implemented improved corporate governance practices, separating the Chairman and CEO positions at the Company.  Newly elected Chairman of the Board, C. Fred Toney, stated, “I am pleased to accept this appointment and will continue to work tirelessly to create shareholder value for Crdentia.”  As Chairman of the Board, Toney has declined any compensation for his position.  Toney continued, “As the Founder and architect of Crdentia Corporation, Jim Durham’s contributions have been instrumental in building the Company to its position today as one of the leading nurse and allied healthcare staffing companies in the U.S.  We look forward to his contributions during his consulting/transitional period.”

- more -

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Mr. Durham stated, “I am very proud of what we have accomplished since I started Crdentia in August 2003.  We have built one of the leading full-service healthcare staffing companies in the country with $40 million in revenues and thirteen offices.  I am particularly proud of the fine cadre of professionals we have assembled.  I recently celebrated my 60th birthday and decided it was time to retire from the leadership of this great company.”

The Company has also immediately begun a search for a new CEO and additions to the board of directors.  Mr. Durham commented, “The new CEO will inherit a truly great team.”

The Company also announced today that it has completed additional private placements of common stock for $1 million.  When added to the $2 million of financings completed earlier this year, the Company has raised a total of $3 million during 2007.  Crdentia plans to use the proceeds from the private placements for general working capital purposes and debt refinancing.  Mr. TerBeest commented, “This financing adds to working capital to allow us to drive organic growth in 2007.  We will also continue to seek targeted strategic acquisitions in the staffing industry that will leverage our infrastructure already in place.”

The financing included an initial private placement of 1,283,332 shares of Crdentia common stock at a price of $0.60 per share, which closed on January 25, 2007.  A second traunch of the transaction, which closed on February 7, 2007, consisted of a private placement of 2,049,999 shares at a price of $0.60 per share.  A third traunch of the transaction, which closed on March 2, 2007, consisted of a private placement of 1,666,667 shares at a price of $0.60 per share.  Aggregate proceeds for this transaction now total $3 million.

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services to 1,500 healthcare providers in 49 states.  Crdentia provides high quality temporary healthcare staffing comprised of travel and per diem nursing, locum tenens and allied healthcare staffing.  For more information, visit www.crdentia.com.

# # #